UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2025

Central Garden & Pet Company

(Exact name of Registrant as Specified in its Charter)

Delaware	001-33268	68-0275553
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1340 Treat Boulevard, Suite 600, Walnut Creek, California 94597

(Address of Principal Executive offices) (Zip Code)

(925) 948-4000

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CENT	The NASDAQ Stock Market LLC
Class A Common Stock	CENTA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 7, 2025, Central Garden & Pet Company (the “Company”) entered into a Fourth Amended and Restated Credit Agreement with the Company, as borrower, certain of the Company’s domestic and Canadian subsidiaries, as guarantors, a syndicate of financial institutions party thereto (each a “Lender” and together, the “Lenders”), Truist Bank (“Truist”), as issuing bank and administrative agent (in such capacity the “Administrative Agent”), and Truist Securities, Inc., Bank of America, N.A., KeyBank Capital Markets, Inc., U.S. Bank National Association and Wells Fargo Bank, National Association as joint lead arrangers and joint bookrunners, Bank of America, N.A., KeyBank National Association, U.S. Bank National Association and Wells Fargo Bank, National Association as co-syndication agents, and BMO Bank N.A., JPMorgan Chase Bank, N.A. and MUFG Bank, Ltd., as co-documentation agents (the “Credit Agreement”). The Credit Agreement amends and restates that certain Third Amended and Restated Credit Agreement dated as of December 16, 2021 (as amended to date, the “Predecessor Credit Agreement”) and provides for a $600 million principal amount senior secured asset based revolving credit facility, with up to an additional $400 million principal amount available if the Company exercises the uncommitted accordion feature set forth therein subject to additional commitments by Lenders (collectively, the “Credit Facility”). The Credit Facility matures on November 7, 2030. The Company may borrow, repay and reborrow amounts under the Credit Facility until its maturity date, at which time all amounts outstanding under the Credit Facility must be repaid in full.

The Credit Facility is subject to a borrowing base calculated using a formula based upon eligible receivables and inventory, and at the Company’s election, eligible real property, minus certain reserves. The Company did not draw down any commitments under the Credit Facility upon closing. Proceeds of the Credit Facility will be used for general corporate purposes. The Credit Facility includes a $50 million sublimit for the issuance of letters of credit and a $75 million sublimit for short-notice borrowings.

Borrowings under the Credit Facility will bear interest at an index based on SOFR (which will not be less than 0.00%) or, at the option of the Company, the Base Rate (defined as the highest of (a) the Truist prime rate, (b) the Federal Funds Rate plus 0.50%, (c) one-month SOFR plus 1.00%, and (d) 0.00%), plus, in either case, an applicable margin based on the Company’s average availability level under the Credit Facility. The applicable margin for SOFR-based borrowings fluctuates between 1.00%-1.50% and was 1.00% at the time of closing, and the applicable margin for Base Rate borrowings fluctuates between 0.00%-0.50%, and was 0.00% at the time of closing. An unused line fee shall be payable quarterly in respect of the total amount of the unutilized Lenders’ commitments under the Credit Facility, and a letter of credit fee shall be payable quarterly in respect of the average undrawn and unreimbursed amount of letters of credit plus a facing fee to the issuing bank. The Company is also required to pay certain fees to the administrative agent under the Credit Facility.

The Credit Facility contains customary covenants, including a financial covenant which requires the Company to maintain a minimum fixed charge coverage ratio of 1.00:1.00 at the end of each fiscal quarter in which the covenant has been triggered, reporting requirements and events of default. The Credit Facility is secured by substantially all assets of the Company and its subsidiaries guaranteeing the Credit Facility, including (i) pledges of 100% of the stock or other equity interest of each domestic subsidiary that is directly owned by such entity and (ii) 65% of the stock or other equity interest of each foreign subsidiary that is directly owned by such entity, in each case subject to customary exceptions.

The foregoing description of the Credit Facility is only a summary and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as Exhibit 10.1 hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to the description of the Credit Facility disclosed in Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Exhibit Title or Description

10.1	Fourth Amended and Restated Credit Agreement, dated as of November 7, 2025, by and among the Company, certain domestic and Canadian subsidiaries party thereto, the Lenders, and the Administrative Agent.

104	Cover Page Interactive Data File – the cover page iXBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ George Yuhas
George Yuhas
General Counsel

Dated: November 12, 2025

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